Exhibit 10.1

AMENDMENT NO. 2 TO AT-WILL EMPLOYMENT AGREEMENT

This Amendment No. 2 to the At-Will Employment Agreement (this “Second Amendment”) is made and entered into as of January 15, 2024 (the “Second Amendment Date”) by and between The Cannabist Company Holdings Inc., formerly known as Columbia Care Inc. (together with its subsidiaries and affiliates, the “Company”), and David Hart (the “Employee”), and amends the At-Will Employment Agreement between the parties dated April 26, 2019, as amended as of January 1, 2022 (the “Agreement”).

WHEREAS, the parties have agreed to amend the Agreement to make the changes as set forth herein. All capitalized terms that are used but not defined herein shall have the same meaning given to such terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration that the parties acknowledge receiving, the Agreement is hereby amended as follows, with each modification to the Agreement made herein taking effect on the Second Amendment Date unless a different effective date is expressly stated:

1.

Employment Period Duties. The duties of the Employee during the Employment Period contained in the Agreement are hereby amended and updated by replacing the existing first sentence of Section 3 with the following sentence:

“During the Employment Period, the Employee shall be employed by and serve as Chief Executive Officer of the Company on a full-time basis reporting directly to Board of Directors of the Company (the “Board”).”

2.	Salary. The Base Salary of the Agreement is hereby amended by updating the Employee’s current Base Salary, by adding the following sentence to the end of Section 6.1:

“As of the Second Amendment Date, the Employee’s current Base Salary is $500,000.”

3.

Discretionary Bonus. The target Bonus percentage of the Agreement is hereby amended by updating the Employee’s current target Bonus percentage, by adding the following sentence to the end of Section 6.2:

“As of the Second Amendment Date, the Employee’s current target Bonus percentage is 100%.”

4.

Incentive Equity Grants. The target annual Equity Grant of the Agreement is hereby amended by updating the Employee’s current target annual Equity Grant, by adding the following sentence to the end of Section 6.4:

“At its next meeting following the Second Amendment Date the Compensation Committee of the Board shall determine the Employee’s current target annual Equity Grant, which shall be effective as of the Second Amendment Date.”

5.	Scope. Except as specifically amended hereby, the Agreement shall continue in full force and effect and is hereby ratified by the parties thereto.

6.

Miscellaneous. This Second Amendment constitutes the parties’ entire agreement relating to modifications of the terms modified herein and supersedes all prior and contemporaneous discussions and agreements relating to such modifications. This Second Amendment may be amended or supplemented only by a written document signed by all parties hereto. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives.    In the event that any conflict is determined to exist between a term or provision of this Second Amendment and a term or provision set forth in the Agreement, the parties agree that this Second Amendment shall control and govern the construction and interpretation of such term or provision. This Second Amendment may be executed in counterparts and by electronic signatures and such counterparts shall together constitute one enforceable document. In witness of their agreement to the foregoing terms, this Second Amendment has been executed by each party to take effect as of the Second Amendment Date.

David Hart	The Cannabist Company

/s/ David Hart	By:	/s/ James A.C. Kennedy
	Name:	James A.C. Kennedy
Member, Board of Directors

Dated: January 15, 2024	Dated: January 15, 2024